Exhibit 99.1
Note 1
On October 30, 2009, the reporting person settled a variable pre-paid forward sale contract that was entered into on October 27, 2008 with an unaffiliated third party purchaser.
The contract obligated the reporting person to deliver to the purchaser up to 90,000 shares of Scholastic Corporation common stock (or, at the reporting person's election, an equivalent amount of cash) on the maturity date of the contract (October 27, 2009).
In exchange for assuming this obligation, the reporting person received a cash payment of $1,361,100 as of the date of entering into the contract. The reporting person pledged
90,000 shares of Scholastic Corporation common stock (the "Pledged Shares") to secure his obligations under the contract, and retained dividend and voting rights in the Pledged Shares during the term of the pledge. The contract provided that the number of shares of Scholastic
Corporation common stock that the reporting person would be obligated to deliver to the purchaser on the maturity date would be determined as follows: (a) if the closing price of Scholastic Corporation common stock on October 27, 2009 (the "Settlement Price") was less than or equal to the $18.0685 (the "Floor Price") , the reporting person would deliver to the purchaser all of the Pledged Shares; (b) if the Settlement Price was between the Floor Price and $21.6822 (the "Threshold Price"), the reporting person would deliver to the purchaser a number shares of Scholastic Corporation common stock equal to the Floor Price divided by the Settlement Price multiplied by the Pledged Shares; and (c) if the Settlement Price was greater than the Threshold Price, the reporting person would deliver to the Purchaser a number of shares of Scholastic Corporation common stock equal to an equation whereby the numerator is equal to the Floor Price plus the difference between the Settlement
Price and the Threshold Price and the denominator is the Settlement Price multiplied by the Pledged Shares. On October 27, 2009, the Settlement
Price was $25.56. Accordingly, the reporting person transferred to the purchaser 77,275 of the Pledged Shares, and the buyer returned to the reporting person the remaining 12,725 Pledged Shares.


Note 2
On November 2, 2009, the reporting person settled a variable pre-paid forward sale contract that was entered into on October 28, 2008 with an unaffiliated third party purchaser. The contract obligated the reporting person to deliver to the purchaser up to 50,000 shares of Scholastic Corporation common stock
(or, at the reporting person's election, an equivalent amount of cash) on the maturity date of the contract (October 28, 2009). In exchange for assuming this obligation, the reporting person received a cash payment of $729,709 as of the date of entering into the contract. The reporting person pledged
50,000 shares of Scholastic Corporation common stock (the "Pledged Shares") to secure his obligations under the contract, and retained dividend and voting rights in the Pledged Shares during the term of the pledge. The contract provided that the number of shares of Scholastic Corporation common stock that the reporting person would be obligated to deliver to the purchaser on the maturity date would be determined as follows: (a) if the closing price of Scholastic Corporation common stock on October 28, 2009
(the "Settlement Price") was less than or equal to the $17.4363
(the "Floor Price"), the reporting person would deliver to the purchaser all of the Pledged Shares; (b) if the Settlement Price was between the Floor Price and $20.9236 (the "Threshold Price"), the reporting person would deliver to the purchaser a number shares of Scholastic Corporation common stock equal to the Floor Price divided by the Settlement Price multiplied by the Pledged
Shares; and (c) if the Settlement Price was greater than the Threshold
Price, the reporting person would deliver to the Purchaser a number of shares of Scholastic Corporation common stock equal to an equation whereby the numerator is equal to the Floor Price plus the difference between the Settlement Price and the Threshold Price and the denominator is the settlement Price multiplied by the Pledged Shares. On October 28, 2009, the Settlement Price was $25.29. Accordingly, the reporting person transferred to the purchaser 43,105 of the Pledged Shares, and the buyer returned to the reporting person the remaining
6,895 Pledged Shares.

Note 3
Mr. Robinson is the beneficial owner of 4,329,125 shares of Common Stock, which includes 621,587 shares held directly and: (A) 890,904 shares of Common Stock, which are receivable upon conversion of 890,904 shares of Class A Stock, par value $.01 per share, owned by Richard Robinson; also includes shares owned by (B) the Trust under the Will of Maurice R. Robinson (the "Maurice R. Robinson Trust"), as follows: (i) 1,683,092 shares of Common Stock and (ii) 648,620 shares of Common Stock which are receivable upon conversion of 648,620 shares of Class A Stock, par value $.01 per share; and (C) the Trust under the Will of Florence L.
Robinson (the "Florence L. Robinson Trust"), as follows: (i) 350,000 shares of Common Stock and (ii) 116,676 shares of Common Stock which are receivable upon conversion of 116,676 shares of Class A Stock, par value $.01 share. Richard Robinson is one of six trustees of the Maurice R. Robinson Trust, and one of two trustees of the Florence L. Robinson Trust, with shared voting and investment power with respect to the shares of Common Stock and Class A Stock owned by the two trusts, respectively. The shares of Class A Stock are convertible into shares of
Common Stock, at any time at the option of the holder thereof, on a share-for-share basis;
Also includes (D) 7,594 shares of Common Stock for which Mr.
Robinson is custodian
under a separate custodial account for one of his sons, (E)
6,440 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2009 under the Scholastic 401(k) Savings and Retirement Plan, and (G) 4,212 shares owned directly by his minor children.